EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

William P. Taylor
Chief Executive Officer
SR Bancorp, Inc.
(732) 560-1700, ext. 5201

SR BANCORP, INC. ANNOUNCES BALANCE SHEET REPOSITIONING

Bound Brook, New Jersey (May 23, 2024) – SR BANCORP, INC. (the “Company”) (NASDAQ: SRBK), the holding company for Somerset Regal Bank (the “Bank”), announced the completion of a balance sheet repositioning strategy related to its investment securities portfolio.

The Company sold $35.4 million in book value of its lower-yielding investment securities for a pre-tax realized loss of approximately $4.4 million.  These securities represented the vast majority of the Bank’s available-for-sale portfolio.  The Bank anticipates that the $30.9 million of proceeds from the sale of these securities will be redeployed into approximately the same amount of residential and commercial real estate mortgages.  Assuming such loans are originated consistent with the rates existing on the Bank’s current loan pipeline, it is anticipated that the loans will have a positive spread differential of approximately 465 basis points over the securities that were sold, which is expected to result in $1.4 million in additional pre-tax earnings, on an annualized basis. Under those assumptions, the Company estimates that the loss on the sale of securities will be recouped within approximately 3.27 years.

The loss on the sale of securities had a minimal impact on shareholders’ equity and the Company’s book value per share.  Somerset Regal Bank’s capital levels remain well in excess of those required to be categorized as well-capitalized following the sale of securities.  This repositioning is projected to be accretive to earnings, net interest margin and return on assets in future periods.
About Somerset Regal Bank
SR Bancorp, Inc. is the holding company for Somerset Regal Bank.  Somerset Regal Bank is a full-service New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 15 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At March 31, 2024, Somerset Regal Bank had $1.05 billion in total assets, $698.9 million in net loans, $838.0 million in deposits and total equity of $199.3 million. Additional information about Somerset Regal Bank is available on its website, www.somersetregalbank.com.
Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, our ability to successfully integrate acquired operations and realize the expected level of synergies and cost savings, potential recessionary conditions, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, economic assumptions that may impact our allowance for credit losses calculation, changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio, the availability of low-cost funding, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyber attacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.  Our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement.